Exhibit 10.8

EXCLUSIVE LICENSE AND COMMERCIALIZATION AGREEMENT

Made this 24th day of June 2013 (the “Effective Date”), by and between:

Pluristem Ltd. an Israel corporation, having its principal place of business at MATAM Advanced Technology Park, Building No. 5, Haifa 31905 Israel (“Pluristem”);and

CHA Bio&Diostech, of 606-16 Yeoksam-dong, Gangnam-gu, Seoul, Korea(“CHA”);

WHEREAS, Pluristem has developed certain proprietary technology, patents, patent applications, and know-how relating to Pluristem’s proprietary PLX (PLacental eXpanded) cells;

WHEREAS, Pluristem is developing and seeking regulatory approval for, and seek to manufacture and sell, the Product under a separate Pluristem brand name for various indications, and owns or otherwise controls certain related intellectual property rights;

WHEREAS, CHA has developed proprietary methods and know-how regarding the development, marketing, promotion, and commercialization of pharmaceutical products in the Territory;

WHEREAS, Pluristem wishes to grant to CHA, and CHA has the capacity and capability  and wishes to accept, certain rights to perform clinical trials of the Product in the Territory solely in connection with treatment in the Field; and

WHEREAS, upon receipt of Regulatory Approval to market the Products for the Field in the Territory, the Parties will establish a joint venture as detailed herein;

NOW THEREFORE THE PARTIES DO HEREBY AGREE AS FOLLOWS:

1.	Interpretation and Definitions

1.1.	The preamble and appendices annexed to this Agreement constitute an integral part hereof and shall be read jointly with its terms and conditions.

1.2.
In this Agreement, unless otherwise required or indicated by the context, the singular shall include the plural and vice-versa, the masculine gender shall include the female gender, the use of the word “including” shall mean “including without limitation” and the use of the word "or" shall mean "and/or".

1.3.	The headings of the sections in this Agreement are for the sake of convenience only and shall not serve in the interpretation of the Agreement.

1.4.	In this Agreement, the following capitalized terms shall have the meanings appearing alongside them, unless provided otherwise:

1.4.1.
“Adverse Event” shall mean any undesirable medical occurrence in a patient or clinical investigation subject administered a pharmaceutical product and which does not necessarily have to have a causal relationship with the treatment, including any variant of an “adverse drug experience” as those terms are defined at either 21 C.F.R. Section 312.32 or 21 C.F.R. Section 314.80 and the relevant non-FDA equivalents, whether arising in or outside of a clinical study.

1.4.2.
“Affiliate” shall mean any person, organization or other legal entity which controls, or is controlled by, or is under common control with, a Party. "Control" shall mean the holding of more than fifty percent (50%) of (i) the equity (ii) the voting rights or (iii) the right to elect or appoint directors. Affiliate shall also include any CHA related party named in Schedule B to this Agreement.

1.4.3.
“Applicable Law” shall mean all laws, statutes, ordinances, codes, rules, and regulations that have been enacted by a Regulatory Authority in any jurisdiction in the Territory and which are in force as of the Effective Date or come into force during the Term, in each case to the extent that the same are applicable to the performance by the Parties of their respective obligations under this Agreement.

1.4.4.	“Business Day” shall mean any day that is not a Saturday, a Sunday, a public holiday in Israel or Korea.

1.4.5.
“Commercialize” (and, with correlative meanings, the terms “Commercializing” and “Commercialization”) shall mean any and all activities relating to the commercialization of the Product, including the Promotion, marketing, distribution, sale, offer for sale, and importation of the Product after Regulatory Approval of the Product, excluding any and all Manufacturing of the Product.

1.4.6.	“CMC” shall mean chemistry, manufacturing and controls.

1.4.7.
“Control” shall mean, with respect to any information or intellectual property right, possession by a Party of the ability (whether by ownership, license, or otherwise) to grant access, a license, or a sublicense to such information or intellectual property right without violating the terms of any agreement or other arrangement with any Third Party as of the time such Party would first be required hereunder to grant the other Party such access, license or sublicense.

1.4.8.
“Development” (and, with correlative meanings, the terms “Develop” and “Developing”) shall mean the pre-clinical development, clinical development, and regulatory activities with respect to seeking Regulatory Approval of the Product in the Field in the Territory excluding any and all Manufacturing of the Product.

1.4.9.
“Development Results” shall mean the results of activities carried out by CHA or by Third Parties at the direction of CHA pursuant to the Development Plan or otherwise in fulfillment of CHA’s obligations hereunder including, without limitation, any invention, patent or patent application, product, material, method, discovery, composition, process, technique, know-how, data, information or other result which do not form part of the Pluristem's Patents or Pluristem's Know-How, and further including any Regulatory Filing submitted, or Regulatory Approvals obtained, by CHA or an Affiliate in respect of the Products, as well as any information, data, material, results and know-how arising therefrom.

1.4.10.	"Field" shall mean the indications set forth in Schedule A attached hereto.

1.4.11.	“Indemnitee” shall mean, with respect to a Party, such Party and its Affiliates, and their respective directors, officers, employees, agents, representatives, contractors, licensees and sublicensees

1.4.12.	“Invention” shall mean any invention, idea or discovery, whether or not patentable, made or acquired or controlled by either Party.

1.4.13.
“Know-How” shall mean any proprietary, tangible or intangible, not patent-protected information, techniques, technology, practices, trade secrets, inventions, methods, knowledge, ancillary materials, results, devices, or know-how as set out in any invention disclosure, patent drafts, claims specifications, laboratory notes or notebooks, articles or otherwise.

1.4.14.
“Manufacture” shall mean the production, assembly, fill, storage, handling, processing, labeling, testing, disposition, packaging and quality control of raw materials and components and the Product, and supply of the resulting Product.

1.4.15.
“Patents” shall mean (a) unexpired letters patent (including inventor’s certificates) that have not been held invalid or unenforceable by a court of competent jurisdiction from which no appeal can be taken or has been taken within the required time period, including any substitution, extension, term restoration, registration, confirmation, reissue, re-examination, renewal or any like filing thereof and (b) pending applications for letters patent, including any continuation, division or continuation-in-part thereof and any provisional applications.

1.4.16.
“PLX” or “PLacental eXpanded cells” shall mean adherent stromal cells (ASCs) including but not limited to mesenchymal-like cells derived from placenta as existing as of the Effective Date and as may be improved, varied, updated, modified, or enhanced at any time after the Effective Date including all iterations of PLX and all mesenchymal-like adherent stromal cells derived from the placenta.

1.4.17.	“Pluristem Product Marks” shall mean the certain, separate Pluristem brand name to be used in connection with marketing and sale of the Product.

1.4.18.	“Pluristem Technology” shall mean all Patents and Know-How owned by Pluristem.

1.4.19.	“Product” shall mean that pharmaceutical product of which the active ingredient of which includes PLX, in any finished form and formulation.

1.4.20.
“Promotion” or “Promote” shall mean the marketing and advertising of the Product in the Field in the Territory, including medical education, information and communication, market development and medical liaison activities.

1.4.21.
“Regulatory Approval” shall mean any approvals, licenses, registrations or authorizations of any Regulatory Authority, whether or not conditional, that are necessary for the Development of the Product in the Field in the Territory in accordance with Applicable Law and obtained as a result of activities under this Agreement, including receipt of pricing and reimbursement approvals, where applicable.

1.4.22.
“Regulatory Authority” shall mean any and all supranational, national, or regional, state, provincial or other local government, court, governmental agency, authority, board, bureau, instrumentality, regulatory agency, department, bureau, commission, council or other government entity, whose approval or authorization is necessary for, or to whom notice must be given prior to, the Development of the Product in the Territory or the designation of the Product as an orphan drug (or equivalent designation) in the Territory.

1.4.23.
“Regulatory Filings” shall mean all applications, filings, dossiers and the like (excluding routine Adverse Event expedited or periodic reporting), submitted to a Regulatory Authority in the Territory for the purpose of obtaining Regulatory Approval from that Regulatory Authority in the Territory with respect to the Product in the Field.

1.4.24.
“Sublicensee” shall mean any third party to whom CHA or an Affiliate shall grant a Sublicense or option to obtain such Sublicense.  For the sake of clarity, Sublicensee shall include any other third party to whom such rights shall be transferred or assigned, or who may assume control thereof by operation of law or otherwise.

1.4.25.	“Territory” shall mean Republic of Korea.

1.4.26.	“Third Party” shall mean any entity other than a Party or its Affiliates.

1.4.27.
“Valid Claim” shall mean (i) a claim (a) of any issued, unexpired patent which has not been revoked or held unenforceable or invalid by a decision of a court or governmental agency of competent jurisdiction from which no appeal can be taken, or with respect to which an appeal is not taken within the time allowed for appeal, and which has not been disclaimed, denied or admitted to be invalid or unenforceable through reexamination, reissue, disclaimer or otherwise, or (b) of any patent application that has not been cancelled, rejected, withdrawn or abandoned without the possibility of appeal or re-filing. For the avoidance of doubt, the term “Valid Claim” shall include any extension of the exclusivity period under a claim of an issued patent included within the Pluristem Patents through patent term extension, European Supplementary Protection Certificate (“SPC”), US Patent Term Extensions (PTEs), or any other arrangement whereby the exclusivity period of any such patent or any part thereof is extended.

2.	The License

2.1.
Subject to the terms and condition of this Agreement, Pluristem hereby grants CHA an exclusive, non transferable (subject to the terms of this Agreement) license to Develop the Products, all within the Field in the Territory only, subject to and in accordance with the terms and conditions of this Agreement (the “License”).

2.2.
Restriction on Transfer. The License is not sublicenseable and shall not be sublicensed without the prior written consent of Pluristem (which consent shall not be unreasonably withheld). Any such permitted sublicense (A) if granted to a CHA’s Affiliate, shall terminate, with respect to such Affiliate, upon such Affiliate ceasing to be an Affiliate of CHA; and (B) shall be consistent with and subject to the terms and conditions of this Agreement. CHA shall be liable to Pluristem for any breach of the terms of this Agreement by such sublicensees. CHA shall remain responsible for any breach of the terms of this Agreement by any such sublicense.

2.3.
No Implied License. Except for the licenses and other rights granted to CHA herein, all right, title and interest in and to the Product and/or Pluristem's Patents, Pluristem's Know-How, Pluristem Product Mark and the PLX shall remain solely with Pluristem, whether developed or conceived prior, during or after the Term of this Agreement. Except as expressly provided in this Agreement, neither Party will be deemed by this Agreement to have been granted any license or other rights to the other Party’s intellectual property rights, either expressly or by implication, estoppel or otherwise.

2.4.
Non Compete. Except for the activities conducted pursuant to this Agreement during the Term, neither CHA nor any of its Affiliates shall, directly or indirectly, alone or in collaboration, partnership or any other form of engagement with any Third Party (including joint ownership or otherwise), Develop or Commercialize anywhere worldwide any competing product in the Field.

3.	Governance; Steering Committee

3.1.
Formation and Purpose. The Parties desire to establish a joint steering committee (the “Joint Steering Committee” or “JSC”), which shall oversee the Parties’ activities under this Agreement and facilitate communications between the Parties. Within forty-five (45) days after the Effective Date, each Party shall appoint up to three (3) members of its management to be its JSC representatives. Each Party may replace its JSC representatives by written notice to the other Party. The purpose of the JSC shall be to provide a forum for joint discussion between the Parties in order to (i) coordinate the Development of the Product in the Field in the Territory, (ii) keep each Party generally advised of the other Party’s activities in connection with this Agreement, and (iii) identify activities that would be of mutual benefit with respect to the Product. The JSC shall have the membership and shall operate by the procedures set forth herein.

3.2.
Specific Responsibilities of the JSC. In addition to its overall responsibility for coordinating the Parties’ activities under this Agreement, the JSC shall, in particular and in a timely manner: (i) monitor progress of the Development of the Product in the Field in the Territory as same may be made in accordance with this Agreement; (ii) review and comment upon plans for and results of any and all clinical trials conducted by CHA with respect to the Field, including clinical trial protocols, monitoring plans, and data disclosure plans included with each such protocol, and updates or amendments thereto; (iii) facilitate mechanisms for discussion between the Parties with respect to Development of the Product in the Field including the contents and submission of Regulatory Filings; (iv) facilitate communication between the Parties with respect to all serious adverse events or significant safety issues for Products in the Field and coordinate efforts of the Parties to ensure proper reporting of all Adverse Events for the Product in the Field in accordance with Applicable Law; (v) subject to any obligations of confidence owed to a Third Party, facilitate the flow of information with respect to any material new studies of which CHA becomes aware which relate to the Product; (vi) implement policies and procedures for providing Pluristem with copies of all correspondence and communications of CHA with Regulatory Authorities relating to Products; (vii) perform such other functions as the Parties may agree in writing.

3.3.
Operating Principles. The Parties hereby acknowledge and agree that the deliberations and decision-making of the JSC, and any subcommittee established by the JSC, shall be in accordance with the following operating principles:

(i)
Chairpersons. The JSC shall have co-chairpersons. Each of CHA and Pluristem shall select from their representatives a co-chairperson for the JSC. The co-chairpersons of the JSC shall be responsible for calling meetings, preparing and circulating an agenda in advance of each meeting of the JSC, and preparing and issuing minutes of each meeting within thirty (30) days thereafter. The JSC co-chairperson of a Party shall call a meeting of the JSC promptly upon the written request of the other co-chairperson to convene such a meeting. Such minutes will not be finalized until both chairpersons review and confirm the accuracy of such minutes in writing.

(ii)
Meetings. The JSC shall hold meetings at such times as it elects to do so, but in no event shall such meetings be held less frequently than once every Calendar Quarter during the first twelve (12) months following the date hereof and thereafter at least twice per Calendar Year unless otherwise agreed by the JSC. The JSC shall meet at such locations as the Parties may mutually agree. Other employees of each Party involved in the Development of the Product in the Field may attend meetings of the JSC as nonvoting participants, and, with the consent of each Party, consultants, representatives, or advisors involved in the Development of the Product may attend meetings of the JSC as nonvoting observers; provided that such Third Party representatives are under obligations of confidentiality and non-use applicable to the Confidential Information of each Party and that are at least as stringent as those set forth in Section 10 below; and provided that the term of such obligations may be reduced by mutual agreement of the Parties so as to be commercially reasonable based on the circumstances. Each Party shall be responsible for all of its own expenses associated with participating in the JSC. Meetings of the JSC may be held by audio or video teleconference with the mutual consent of the Parties; provided that one (1) JSC meeting per Calendar Year shall be held in person.

(iii)
Decision Making. The JSC is an advisory body only, and the rights and authorities of the Parties are set forth in this Agreement. The Parties shall use reasonable efforts to cause their respective members of the JSC to act in good faith and cooperate with one another. All decisions by JSC will be unanimous and no resolution will be made if any of the Parties disagrees. Any disagreement between the Parties shall be first submitted to the JSC in order to facilitate a resolution and then, if not resolved, at the election of either Party, be referred for resolution pursuant to Section 16 below.

(iv)
Notwithstanding the foregoing, the explicit written consent of Pluristem(the “Consent”) shall be required with respect to any modification to the Development Plan, however, to the extent certain Development activity may have an effect on the Product, the Pluristem Technology or Pluristem outside the Territory, such Development activity shall also require the Consent; provided that, if Pluristem chooses not to give the Consent, Pluristem will make a good faith effort to consult with CHA prior to making such decision that is reasonably likely to be material to CHA, and, if CHA requests, provide to CHA a reasonably detailed written explanation of the basis for such decision. Pluristem agrees, at CHA’s request, to make available a member of its members to the JSC within ten (10) business days to discuss such matter; provided, however, that such a discussion will not affect Pluristem’s right to give or refuse the Consent.

3.4.
Meeting Agendas. Each Party shall disclose to the other Party proposed agenda items along with appropriate information at least ten (10) Business Days in advance of each meeting of the JSC; provided that, under exigent circumstances requiring JSC input, a Party may provide its agenda items to the other Party within a lesser period of time in advance of the meeting, or may propose that there not be a specific agenda for a particular meeting, so long as such other Party consents to such later addition of such agenda items or the absence of a specific agenda for such JSC meeting.

4.	Development and Regulatory Activities.

4.1.
Following the date hereof the Parties will discuss and set a development plan in order to carry out the Development of Products with respect to each indication in the Field in accordance with a written plan, timetable and milestones for the Development of the Product with respect to each indication in the Field within the Territory which plan should be approved by Pluristem (the "Development Plan") a copy of which will be attached to this Agreement.  The Development Plan may be modified from time to time by resolution of the JCS. All terms and conditions of this Agreement shall apply to the modified Development Plan.

4.2.
In the event that with respect to a certain milestone, any of the Parties does not timely meet the targets set in such milestone as will be agreed upon by the JCS (in case the JSC cannot reach a decision, it will be considered that such target was not timely met), such Party shall have additional three (3) months period for meeting such target milestone in the Development Plan ("First Extension"), and one additional three (3) months period if such target has not been met during the First Extension (the "Second Extension"). Either Party shall be entitled to terminate the Agreement if a certain target in a certain Development Plan has not been met until the completion of the Second Extension or in the event that the entire Development Plan is delayed by more than nine (9) months from the original approved schedule unless otherwise agreed by the JSC.

4.3.	Development Activities.

(i)
As between CHA and Pluristem, CHA shall be responsible for carrying out all activities relating to Development other than those limited activities set forth in Section 4.3(ii) as “Pluristem Development Activities” (the “CHA Development Activities”) at CHA's sole cost and expense; provided however that Pluristem shall be involved in any and all CHA Development Activities and shall be entitled to receive at the beginning of each calendar quarter a schedule with respect to the CHA Development Activities for such calendar quarter in order to allow Pluristem to participate in any and all such activities. Any and all CHA Development Activities will be agreed in advance between the Parties including without limitation a timeframe and milestones for performing such CHA Development Activities. Pluristem, at its election, may participate in any such CHA Development Activities. For the avoidance of doubt the handling of the Products during the CHA Development Activities (including, use, transfer and storage) shall be made by CHA in strict compliance with the instructions received from Pluristem.

(ii)
As between CHA and Pluristem, Pluristem shall be responsible for (i) supplying information to CHA as described in this Agreement; (ii) processing safety reports and notifying CHA of any Product withdrawals or recalls, and providing safety data to CHA, in each case as further described in this Agreement and to the extent relevant in the Field in the Territory; (iii) supplying reasonable amount of the Product to CHA for Development at Pluristem’s expense, as further described below; (iv) guiding and assisting CHA in connection with the use and handling of the Products during the Term; (v) such other activities proposed by CHA and agreed to by Pluristem, acting reasonably (collectively, the “Pluristem Development Activities”).

(iii)
If the Parties agree in advance in writing that Pluristem shall conduct any Development activities on behalf of CHA in the Field, then the Parties, acting reasonably, shall agree upon a protocol and the remuneration for each such activity.

(iv)
Any and all Regulatory Approval and Regulatory Filings in the Territory derived from the Development Results and/or created during the Development in the Territory shall be exclusively owned by the JV. The Parties shall have unlimited access to any and all data related to the Development Results.

4.4.	Regulatory Matters in the Field within the Territory.

(i)
As between Pluristem and CHA, CHA shall be responsible for regulatory activities with respect to Products in the Field, including filing of all Regulatory Filings for the Product in the Field, maintenance of all Regulatory Approvals, any reports or submissions required to be made to any non-governmental Third Party payers, and any and all regulatory matters arising after obtaining Regulatory Approval, including post-marketing inquiries and safety surveillance activities. Pluristem will be responsible for the CMC regulatory submission.

(ii)	CHA will be solely responsible for all obligations with respect to providing pricing reports to government authorities in the Territory having responsibility for pricing matters.

(iii)
CHA will provide Pluristem with prompt detailed written notice of all updates and revisions of any kind or nature to the Regulatory Filings in the Field. At Pluristem’s request, CHA shall provide Pluristem with all information and documentation relating to any such regulatory activities. It is hereby clarified that any and all Regulatory Filings are subject to Pluristem's prior review and written approval.

(iv)
As between the Parties, all Regulatory Approvals and Regulatory Filings relating to the Product in the Field in the Territory shall be held in the name of CHA or its designated Affiliates. The Parties may, in preparing the required Regulatory Filings in the Field in the Territory, as appropriate, include a cross-reference or cross-references to any Regulatory Filings related to PLX or Products.

4.5.	Interactions with Authorities; Regulatory Inquiries.

(i)
CHA shall provide to Pluristem reasonable written notice of all meetings and conference telephone calls with any Regulatory Authority related to the Product in the Field. Pluristem shall have the right to have one or more representatives attend each such meeting and each such call, in each case to the extent permitted by the relevant Regulatory Authority. The JSC shall implement policies and procedures for providing to each Party a copy of all correspondence or communications with Regulatory Authorities relating to the Product in the Field in the Territory.

(ii)
If requested by Pluristem, CHA shall allow Pluristem to have one or more representatives designed by Pluristem attending any meeting or call with a Regulatory Authority in each case to the extent permitted by the relevant Regulatory Authority, at CHA’s expense.

(iii)
CHA shall promptly provide Pluristem with copies of all written or electronic correspondence or communications received by it from Regulatory Authorities related to the Product. If such correspondence or communication requires a response, the Parties shall consult with each other as appropriate to prepare a draft response, and the response shall be filed by the Party from whom the Regulatory Authorities requested a response.

(iv)
CHA shall notify Pluristem within one (1) Business Day after it receives information about the initiation of any investigation or inquiry by any Regulatory Authority concerning the Development of the Product.

(v)
If a Regulatory Authority desires to conduct an inspection or audit with regard to the Product of CHA’s facility or a facility under contract with CHA with respect to the activities of CHA relevant to this Agreement, CHA shall permit and cooperate with such inspection or audit, and shall cause the contract facility to permit and cooperate with such Regulatory Authority during such inspection or audit.

(vi)
If a Regulatory Authority including Korea Ministry of Food and Drug Safety desires to conduct an inspection or audit of Pluristem’s facility or a facility under contract with Pluristem in connection with the Regulatory Approval, CHA shall immediately inform Pluristem of such fact and Pluristem shall permit and cooperate with such inspection or audit, and shall cause the contract facility to permit and cooperate with such Regulatory Authority during such inspection or audit.

4.6.	Drug Safety.

(i)
Adverse Event Reporting. Except as set forth below, Pluristem shall be responsible for all activities related to the timely processing, evaluation, and reporting of Adverse Events to appropriate authorities, in accordance with local requirements, for the Product in the Field in the Territory. CHA shall be responsible for the surveillance, receipt, evaluation, and reporting to Pluristem (or to the appropriate authorities in accordance with Pluristem's instructions) of Adverse Events for the Product in the Field in the Territory. CHA and Pluristem shall enter into a safety agreement setting forth a process regarding compliance with all Applicable Laws and both Parties’ obligations related to such Adverse Event responsibilities for the Product.

(ii)	Safety Database. CHA shall create and maintain and exclusively own a single safety database in the Territory relating to the Product and Pluristem shall have unrestricted access to such database.

(iii)
Right to Audit. Pluristem shall have the right to perform audits of CHA’s pharmacovigilance activities relating to CHA's activities under the terms of this Agreement including compliance by CHA with Applicable Law. The notification of Pluristem’s intent to conduct such an audit will be provided in writing to CHA within a reasonable time period in advance, no less than three (3) days notice in advance, based upon the particular circumstances of the situation.

4.7.	Development Supply.

(i)
Pluristem Obligations. Subject to the terms set forth below, Pluristem shall supply to CHA all reasonable Product and placebo reasonably requested by CHA for Development. Pluristem warrants that all Product supplied by Pluristem hereunder shall be Manufactured in accordance with GMP and all other Applicable Laws. From time to time at JSC meetings, the Parties shall discuss availability and timing of delivery of clinical supplies of the Product and placebo hereunder. CHA warrants that it shall treat the Products in strict compliance with Pluristem's instructions.

(ii)
Development Costs. Except for ex-factory delivery of Product by Pluristem, all other direct and indirect costs and expenses related to the Development shall be borne by CHA. Pluristem shall supply the Development supplies of the Product and placebo, only for approved development programs; provided that any supply of Products and placebo required due to loss of prior supply by CHA resulted from non-compliance with Pluristem's instructions shall not be free of charge.

5.	Establishment of Joint Venture and Commercialization

5.1.
Upon receipt of the first Regulatory Approval in the Territory for a Product in the Field in the Territory, the Parties will establish a joint venture which will be held by the Parties in equal portions (the "JV"). The structure of the JV shall be mutually agreed by the Parties to be most beneficial to both Parties from tax aspects. The JV agreement will be concluded by the Parties within six (6) months following the Effective Date and will include the rights and obligations of the Parties including without limitation provisions regarding adoption of resolution in a mechanism similar to the JCS.

5.2.
The purpose of the JV shall be Commercializing in the Territory of any Product that received a Regulatory Approval in the Territory for a Product in the Field. The business terms of the engagement of each Party with the JV is set forth in Schedule B attached hereto.

5.3.
Except as otherwise provided herein, CHA shall use reasonable efforts to Commercialize the Product in the Field in the Territory solely through the JV. The Commercialization costs and expenses shall be borne by the JV in accordance with a Commercialization plan to be approved by the Parties.

5.4.	Without derogating from the foregoing, upon establishment of the JV:

5.4.1.	Pluristem shall grant the JV an exclusive non transferable right to Commercialize the Product in the Field in the Territory for which CHA has obtained the required Regulatory Approvals.

5.4.2.	CHA shall irrevocably transfer to the JV the sole and exclusive right and ownership in the Regulatory Approval received in the Territory for the Product in the Field.

5.4.3.	Neither Party shall Commercialize any Product in the Field in the Territory other than through the JV.

5.5.
The Parties will ensure that the JV will maintain accurate books and records accurately reflecting the JV's financial results and each Party shall be entitled to audit and review such books and records on an on-going basis.

6.	Share Exchange

6.1.
Upon reaching an agreed upon Development Plan in accordance with Section 4.1 of this Agreement, and the lifting of a clinical hold on Pluristem by the U.S. Food and Drug Administration, Pluristem Therapeutics, Inc., the parent company of Pluristem ("Parent") and CHA shall exchange shares in the value of $10,000,000 as follows: (i) CHA shall issue to Pluristem 1,011,504 shares of its common stock, which are eligible for trading and resale on the KOSDAQ, having been calculated based on the average closing price of CHA common shares over the immediately preceding 30 trading days (the “CHA Shares”); and (ii) Parent shall issue to CHA 2,500,000  shares of Parent’s shares of common stock (the “Pluristem Shares”). The Parties agree to hold the CHA Shares and Pluristem Shares for 1 year before selling such shares in the open market. If any aspect of the issuances contemplated under this section 6.1, shall be in violation of any applicable laws, regulations and stock market rules, including but not limited to the Korean Financial Investment Services and Capital Market Act, the Parties shall, if feasible, mutually consult to modify the details of the said transaction to make it in compliance with the applicable laws while maintaining the essential elements of such transaction. CHA shall give an irrevocable proxy to the management of Parent with respect to the voting power of the CHA Shares. Pluristem shall give an irrevocable proxy to the management of CHA with respect to the voting power of the Pluristem Shares. Pluristem unconditionally and irrevocably guarantees the performance of the Parent of its obligations provided in this Section 6.1 and shall indemnify and hold harmless CHA and CHA Indemnitees against any Loss that any of them may suffer arising out of the Parent’s failure to perform any of its obligations provided in this Section 6.1.

6.2.
No taxes shall be deducted or withheld from any payment to be made by CHA to Pluristem pursuant to this Agreement, unless required by applicable law. CHA agrees to exercise reasonable efforts to inform Pluristem of any such requirement reasonably in advance and to cooperate with Pluristem in its efforts to obtain any available exemption from such requirement.

6.3.
Notwithstanding anything contained in this Agreement, and for the avoidance of doubt, any payment obligations and tax matters relating to the operation of JV shall be separately provided and governed by the JV Agreement.

7.	Reports and Accounting;

7.1.
Pluristem shall be entitled to appoint representatives (the “Representatives”) to inspect during normal business hours the CHA’s and its Affiliates’ non-financial records and documentation to the extent relevant or necessary for the sole purpose of verifying the performance of CHA’s obligations under this Agreement, provided that Pluristem shall coordinate such inspection with the CHA or, Affiliate (as the case may be) in advance.

7.2.	Sublicense. No sublicense shall be granted without first obtaining Pluristem's written approval regarding the identity of the sublicensee and all material terms and conditions of the sublicense.

8.	Invention and Patents

8.1.
Notwithstanding any other term of this Agreement, Pluristem shall retain exclusive ownership in any and all Pluristem's Patents and Pluristem's Know-How and Pluristem Product Marks, including without limitation any and all rights related to PLX, each Product and the Development Results whether developed or conceived prior, during or after the term of this Agreement. Pluristem shall own any and all Inventions invented, whether solely by itself, by CHA, jointly with CHA, with other Third Parties or otherwise related to each Product and/or PLX (which shall be deemed Pluristem Technology). Solely for the purpose of determining inventorship of Inventions under this Section 8.1, inventorship shall be determined in accordance with United States patent laws.

8.2.
CHA undertakes, at Pluristem's expense, to take all reasonable measures, and execute all documents, in a timely fashion, that are, or will be, necessary to fulfill and protect and secure the ownership of Inventions by Pluristem, including the execution by CHA and/or its Representatives, of any written assignment of rights for the benefit of Pluristem. Such assignment of Invention shall be without any consideration to CHA. In the event that CHA does not execute the required documents for perfecting the assignment in a timely manner, CHA hereby irrevocably designates and appoints Pluristem hereunder and its duly authorized officers and agents as CHA’s agent and attorney-in-fact, to act on behalf and instead to execute and file any such application and to do all other lawfully permitted acts to further the prosecution and issuance of Patents or copyright registration thereon with same legal force and effect as if executed by CHA.

8.3.
During the Term of this Agreement, CHA and its Affiliates hereby covenant and agree not to, directly or indirectly, commence any legal proceeding that challenges the validity, enforceability or ownership of any Pluristem Patents (a “Patent Challenge”). If CHA or its Affiliate directly or indirectly commences any Patent Challenge, Pluristem shall have the right to immediately terminate this Agreement by written notice effective upon receipt by CHA.

9.	Patent Rights Protection

9.1.
CHA and Pluristem shall each inform the other promptly in writing of any alleged infringements by a third party of Pluristem's Patents in the Territory, together with any available written evidence of such alleged infringement.

9.2.
Pluristem shall retain control and ownership over, and bear all expenses associated with, the filing, prosecution, and maintenance of any Pluristem's Patents. In the event Pluristem decides not to file an application for a Patent covering the Product in the Field in the Territory, Pluristem shall promptly notify CHA of such decision and CHA shall have the right to file, prosecute, and maintain such Patent in Pluristem’s name at CHA’s sole expense and absolute discretion. Pluristem shall not abandon any patents or patent claims in the Pluristem's Patents covering the Product in the Field in the Territory without prior written notice to CHA and CHA, upon receipt of such notice from Pluristem, shall have the right to maintain such patent claim or patent in Pluristem’s name at CHA’s sole expense and absolute discretion.

9.3.
Primary Right to Bring Action. Each Party shall have the primary right, but not the obligation, to institute, prosecute or control any action or proceeding, with respect to Third Party activity, by counsel of its own choice, in the Field in the Territory. If a Party brings an action or proceeding under this Section 9.3, the other Party shall have the right (at its own expense, which shall not be reimbursed out of any damages or monetary award recovered) to participate in such action and to be represented by counsel of its own choice and expense; furthermore, the other Party hereby agrees to be joined as a party to the action or proceeding, at the request and expense of the Party bringing such action or proceeding, and to provide reasonable assistance in any such action or proceeding, at the requesting Party’s expense.

9.4.
If either Party becomes aware of any Third Party activity in the Territory that is in violation of government-conferred exclusivity (e.g., an Orphan Drug designation) with respect to the Product in the Field (the “Regulatory Exclusivity Rights”), then that Party shall give prompt written notice to the other Party within ten (10) days after gaining knowledge of such infringement or violation.

9.5.
Pluristem recognizes that CHA will have a legitimate business interest in obtaining and maintaining patent protection with respect in the Field in the Territory. As a result, Pluristem will timely keep the JSC informed as to such patent protection. In addition, on CHA’s request, Pluristem will provide updates to the JSC regarding the status of Pluristem’s efforts to obtain and maintain patent protection, and other patent-related activities, with respect to the Field in the Territory.

9.6.
If a Third Party asserts that a Patent owned or otherwise controlled by it is infringed by the Development or Commercialization of the Product in the Field in the Territory, the Party first obtaining knowledge of such a claim shall immediately provide the other Party notice of such claim, along with the related facts in reasonable detail. Neither Party shall agree to any settlement of such an action or proceeding without the prior written consent of the other Party, which consent shall not be unreasonably withheld. If a Third Party asserts that a Patent owned or otherwise controlled by it is infringed by the Development, or Commercialization of the Product in the Field in the Territory, CHA will assume the defense and expense of defending such suit to the extent that the alleged infringement is not directed to the Product. In case the alleged infringement is directed to the Product, Pluristem shall assume the defense and expense of defending such suit.

9.7.
Any award or settlement payment resulting from an action initiated by CHA pursuant to this Section 9 shall be utilized, first to effect reimbursement of documented out-of-pocket expenses incurred by both parties in relation to such legal action, and thereafter shall be equally divided between CHA and Pluristem.

9.8.
If either party commences an action under this Section 9 and then decides to abandon it, such party will give timely notice to the other party. The other party may continue the prosecution of the suit after both parties agree on the sharing of expenses.

10.	Confidentiality

10.1.
Each Party warrants and undertakes that during the term of this Agreement and for a period of ten (10) years subsequent thereto, it shall maintain full and absolute confidentiality, and shall also be liable for its officers or employees or representatives maintaining absolute confidentiality, of all information, details, data, formulations, solutions, designs and inventions which is in, or comes to, its knowledge or that of its officers, employees, representatives or any person acting on its behalf directly or indirectly relating to the Development activities, Development Results, CHA, Pluristem and their employees, including but not limited to any information disclosed prior to the date of this Agreement and which was the subject matter of the Mutual Confidentiality Agreement entered between the Parties in January 2013 (“Confidential Information”). Each Party undertakes not to convey or disclose anything in connection with the foregoing to any entity or use in contravention of this Agreement without the prior written permission of the disclosing Party.

10.2.
Information which is in the public domain as of the date of this Agreement or hereafter comes into the public domain through no fault of the receiving Party, its officers, employees, representatives or persons acting on its behalf will not be considered Confidential Information hereunder.

10.3.
Either Party may disclose Confidential Information to its officers, employees, representatives or persons acting on its behalf (“Representatives”), Affiliates and Sublicensees, as necessary for the performance of its obligations pursuant to this Agreement and may disclose details and information to potential and actual investors, provided that any such parties in  receipt of Confidential Information are bound by confidentiality terms substantially similar in content to those set out in this Section 10. Each Party shall be responsible and liable to the other for any breach by its Representatives, Affiliates and investors, and in the case of CHA only, any Sublicensee, of such undertakings of confidentiality as if such breach were a breach by the Party itself.

10.4.	CHA warrants and undertakes that it shall use the Confidential Information solely for the purpose of this Agreement as provided in this Agreement.

10.5.	The provisions of this section shall be subject to permitted publications pursuant to Section 11 below.

11.	Publications

11.1.
The Parties agree that Pluristem’s and CHA's public announcement of the execution of this Agreement shall be agreed between the Parties and they shall cooperate in the issuance thereof as soon as practicable after the execution of this Agreement unless they agree otherwise. In addition, the Parties recognize that each Party may from time to time desire to issue additional press releases and make other public statements or disclosures regarding the subject matter of this Agreement. Such publication shall be permitted without the other Party’s consent to the extent that such additional releases or statements that do not contain information beyond that which is included in the press release agreed between the Parties or in subsequent press releases approved by both Parties. Any other publication, news release or other public announcement relating to this Agreement or to the performance hereunder shall first be reviewed and approved by both Parties, which approval shall not be unreasonably withheld. Notwithstanding anything else in this Agreement, any disclosure which is required by law or the rules of a securities exchange, as advised by the disclosing Party’s counsel, may be made without the prior consent of the other Party, although the other Party shall be given prompt written notice of any such legally required disclosure and to the extent practicable shall provide the other Party an opportunity to comment on the proposed disclosure.

11.2.
Each Party agrees that it shall not publish or present to the public the results of any non-clinical scientific studies or clinical trials related to the Field in the Territory without the opportunity for prior review by the other Party. If a Party (the “Publishing Party”) wishes to publish or to present to the public such results, then it shall provide the other Party (the “Non-Publishing Party”) the opportunity to review any of the Publishing Party’s proposed abstracts, manuscripts or presentations (including verbal presentations) regarding the Product at least thirty (30) days prior to the intended date of submission for publication. Neither Party shall have the right to publish or present to the public Confidential Information of the other Party.

11.3.
The Parties shall abide by Applicable Laws concerning the confidentiality or protection of patient identifiable information and/or patients’ protected health information as defined by U.S. C.F.R. Part 160 or personal data as defined by EU Directive 95/46/EC or any other applicable legislation in the Territory, in the course of their performance under this Agreement.

12.	Representations and Warranties.

12.1.	Each Party represents, warrants and covenants to the other Party the following:

(i)
it is duly organized and validly existing under the laws of its jurisdiction of incorporation or formation, and has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof;

(ii)
it is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder, and the person or persons executing this Agreement on its behalf has been duly authorized to do so by all requisite corporate action;

(iii)
this Agreement is legally binding upon it and enforceable in accordance with its terms. The execution, delivery, and performance of this Agreement by it does not conflict with any agreement, instrument, or understanding, oral or written, to which it is a Party or by which it is bound, nor violate any material law or regulation of any court, governmental body, or administrative or other agency having jurisdiction over it;

(iv)
it has not granted and will not during the Term grant any right to any Third Party that would conflict with the rights granted to the other Party hereunder. It has (or will have at the time performance is due) maintained and will maintain and keep in full force and effect all agreements (including license agreements) and filings (including patent filings) necessary to perform its obligations hereunder;

(v)
it shall comply and cause its employees and consultants who will be undertaking any activities related to this Agreement or the Product to comply, with all Applicable Laws respecting such activities; and

(vi)
neither its name nor the name of any of its employees or consultants who will be undertaking any activities related to this Agreement or the Product are listed on the debarment list maintained by the FDA pursuant to 21 U.S.C. Sections 335(a) and Section 335(b) and published on the internet at the following address (or any successor address): http://www.fda.gov/ora/compliance_ref/debar/default.htm. In the course of the Development of the Product prior to or pursuant to this Agreement, it has not used, and during the Term will not use, any employee or consultant that is debarred by any Regulatory Authority or, to the best of its knowledge, is the subject of debarment proceedings by any Regulatory Authority. If it learns that its employee or consultant performing on its behalf under this Agreement has been debarred by any Regulatory Authority, or has become the subject of debarment proceedings by any Regulatory Authority, it shall so promptly notify the other Party and shall prohibit such employee or consultant from performing on its behalf under this Agreement.

12.2.	Freedom to Operate Opinion

Pluristem shall within seven (7) days of the Effective Date provide CHA with a copy of a freedom to operate opinion regarding PLX covering areas including its manufacturing process previously issued by a Pluristem’s intellectual property expert firm.

12.3.	Disclaimer

CHA UNDERSTANDS THAT THE PRODUCT FOR USE BY CHA PURSUANT TO THIS AGREEMENT IS THE SUBJECT OF ONGOING CLINICAL RESEARCH AND DEVELOPMENT AND THAT PLURISTEM CANNOT ENSURE THE SAFETY OR USEFULNESS OF PRODUCT FOR USE BY CHA HEREUNDER. PLURISTEM MAKES NO WARRANTY OF ANY PRODUCT’S MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. NEITHER PARTY MAKES ANY REPRESENTATION EXPRESSED OR IMPLIED EXCEPT AS OTHERWISE SET FORTH IN THIS AGREEMENT.

13.	Indemnity and Insurance

13.1.
CHA agrees to defend any and all Pluristem Indemnitees at CHA’s cost and expense, and shall indemnify and hold harmless the Pluristem Indemnitees from and against any liabilities, losses, costs, damages, fees, or expenses (including reasonable legal expenses and attorneys’ fees incurred by the Pluristem Indemnitees until such time as CHA has acknowledged and assumed its indemnification obligation hereunder with respect to a Claim) payable to a Third Party (collectively, “Losses”) arising out of any claim, action, lawsuit, or other proceeding (collectively, “Claims”) brought against any Pluristem Indemnitee by a Third Party to the extent resulting directly or indirectly from:

(i)	the Development of the Product for use in the Field by the CHA Indemnitees;

(ii)	any infringement of any Third Party intellectual property rights attributable solely to the action of CHA Indemnitees in connection with the Development;

(iii)	the negligence or willful misconduct of CHA Indemnitees;

(iv)	any material breach by CHA of any of its representations, warranties, covenants or obligations pursuant to this Agreement;

(v)	any violation of Applicable Law by CHA Indemnitees; or
the breach of this Agreement, including the breach of the terms of any licenses granted by Pluristem and contained herein, by any Sublicensee of CHA.

13.2.
Pluristem agrees to defend any and all CHA Indemnitees at Pluristem’s cost and expense, and shall indemnify and hold harmless CHA Indemnitees from and against any Losses arising out of any Claims brought against any CHA Indemnitee by a Third Party to the extent resulting directly or indirectly from:

(i)	the negligence or willful misconduct of Pluristem Indemnitees;

(ii)	any infringement of any Third Party intellectual property rights attributable to the action of Pluristem Indemnitees;

(iii)	any material breach by Pluristem of any of its representations, warranties, covenants or obligations pursuant to this Agreement;

(iv)	any violation of Applicable Law by Pluristem Indemnitees; or

(v)	any failure by the Parent to perform any of its obligations under Section 6.1 of this Agreement.

13.3.
Insurance. During the Term and for five (5) years thereafter, each Party shall maintain, at its sole expense, such types and amounts of insurance coverage as are appropriate and customary in the pharmaceutical industry in light of the nature of the activities to be performed by such Party hereunder.

13.4.
NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, EXCEPT FOR DAMAGES FOR BREACHES OF OBLIGATIONS OF CONFIDENCE, NEITHER PARTY WILL BE LIABLE FOR INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL, EXEMPLARY OR PUNITIVE DAMAGES ARISING OUT OF THIS AGREEMENT OR THE EXERCISE OF ITS RIGHTS HEREUNDER, OR FOR LOST PROFITS ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF SUCH DAMAGES.

14.	Term

Unless earlier terminated in accordance with the terms of Section 15 below, the term of this Agreement shall begin on the Effective Date and will continue until the later of the expiration, lapse, cancellation, abandonment or invalidation of the last Valid Claim covering the Development of the Product in the Field (the “Term”).

15.	Termination of the Agreement

15.1.	Without prejudice to the Parties’ rights pursuant to this Agreement or at law, either Party may terminate this Agreement by written notice to the other in any of the following cases:

15.1.1.
Immediately upon such written notice, if: (i) the other Party passes a resolution for voluntary winding up or a winding up application is made against it and not set aside within sixty (60) days; or (ii) a receiver or liquidator is appointed for the other Party; or (iii) the other Party enters into winding up or insolvency or bankruptcy proceedings. Each of the Parties undertakes to notify the other within seven (7) days if any of the abovementioned events occur.

15.1.2.	Upon breach of this Agreement, where such breach has not been remedied within thirty (30) days from the breaching Party's receipt of written notice from the non-breaching Party requiring such remedy.

15.2.
In addition to the above, and without prejudice to Pluristem’s rights pursuant to this Agreement or at law, Pluristem shall be entitled to terminate this Agreement immediately upon written notice to CHA in the following circumstances:

15.2.1.	Unauthorized early termination by CHA of the Development Plan or failure to timely pay any payment under this Agreement.

15.2.2.
Non-performance or a delay in the performance of the Development Plan or meeting any milestone thereof as set forth in Section 4.2 above in which case either Party shall be entitled to terminate this Agreement.

15.2.3.	The parties do not reach an agreed upon Development Plan within sixty (60) days following the date hereof, unless an extension was agreed upon in writing between the parties.

15.2.4.
If an attachment is made over CHA's assets or if execution proceedings are taken against CHA and the same are not set aside within thirty (30) days of the date the attachment is made or the execution proceedings are taken.

15.2.5.	Uncured lapse of insurance coverage under Section 13.2 above in which case either Party shall be entitled to terminate this Agreement;

15.2.6.	Failure to defend against third party claims as required under Section 9 above;

15.2.7.	A claim by CHA, made in any forum, claiming that one or more of Pluristem's Patents are invalid or unenforceable; or

15.2.8.	Acts or omissions by CHA, which indicate that CHA does not intend to continue to Develop or Commercialize the Product in the Field in the Territory.

15.3.
Upon termination of this Agreement for any reason, the License shall terminate and all rights included therein shall revert to Pluristem including without limitation any and all Development Results and Regulatory Approvals, and Pluristem shall be free to enter into agreements with any other third parties for the granting of a license in or outside the Territory or to deal in any other manner with such right as it shall see fit at its sole discretion.  For the avoidance of doubt, nothing contained in this Section 15 precludes or diminishes either party’s right to seek all available remedies upon the termination of this Agreement for a cause attributable to the other party.

15.4.
CHA shall return or transfer to Pluristem, within fourteen (14) days of termination of the License, all material, in soft or hard copy, relating to the PLX or Products, and it may not make any further use thereof. In case of termination as set out herein, CHA will not be entitled to any reimbursement of any amount paid to Pluristem under this Agreement. Pluristem shall be entitled to conduct an audit in order to ascertain compliance with this provision and CHA agrees to allow access to Pluristem or its representatives for this purpose.

15.5.
In addition, Sections 6, 7, 8, 9, 10, 11, 13, 15, 16 and 17 shall survive the termination of this Agreement to the extent required to effectuate the intent of the parties as reflected in this Agreement.

16.	Dispute Resolution; Governing Law

16.1.
The Parties recognize that disputes as to certain matters may from time to time arise during the Term that relate to either Party’s rights and/or obligations hereunder. It is the desire of the Parties to establish procedures to facilitate the resolution of disputes arising under this Agreement in an expedient manner by mutual cooperation and without resort to arbitration or litigation. To accomplish this objective, the Parties agree to follow the procedures set forth in this Section 16 if and when a dispute arises under this Agreement. Either Party may refer a dispute under this Agreement to the JCS. If the JCS is unable to resolve any such dispute within sixty (60) days after such dispute is submitted to it, either Party may, by written notice to the other Party, have such dispute referred to their respective executive officers designated below or their successors, for attempted resolution by good faith negotiations within forty-five (45) days after such notice is received. Such designated officers are as follows:

For Pluristem: Zami Aberman, Chief Executive Officer, or his direct report
For CHA: Won S. Yang or his direct report
In the event the designated officers are not able to resolve such dispute within such forty-five (45) day period after receipt of written notice, then such dispute (other than a matter within the final decision-making authority of a Party as set forth in Section 3.3(iv)) shall, at the election of either Party, be decided in accordance with the provisions of Section 16.2.

16.2.
The provisions of this Agreement and everything concerning the relationship between the parties in accordance with this Agreement shall be governed exclusively by the laws of the State of New York of the United States of America without application of any conflict of law principles and jurisdiction shall be granted only to the appropriate court in Manhattan, New York. The Parties hereby expressly waives any immunity it may have against enforcement of any judgment obtained against it by the other Party and expressly waives any rights or claims that it might have with respect to forum non conveniens, or that the courts in Manhattan do not have jurisdiction over it.

16.3.
Each Party agrees that any breach or threatened breach of the terms and conditions of this Agreement governing confidentiality or the exploitation and use of Product or PLX may cause irreparable harm, thereby entitling the non-breaching party to seek injunctive relief without proof of damages, this without derogating from any other remedies available under this Agreement.

17.	Miscellaneous

17.1.
Relationship of the Parties.  It is hereby agreed and declared between the parties that they shall act in all respects relating to this Agreement as independent contractors and there neither is nor shall there be any employer-employee or principal-agent relationship or partnership relationship between CHA (or any of its employees) and Pluristem. Each party will be responsible for payment of all salaries and taxes and social welfare benefits and any other payments of any kind in respect of its employees and officers, regardless of the location of the performance of their duties, or the source of the directions for the performance thereof.

17.2.
Assignment. The parties may not transfer or assign or endorse their rights or duties or any of them pursuant to this Agreement to another, without the prior written consent of the Party, which consent shall not be unreasonably denied, conditioned or delayed. Upon a 10 day advance notice to CHA, which shall be kept in strict confidence by CHA, Pluristem may assign this Agreement without the consent of CHA in case of merger or acquisition of Pluristem with another party in which Pluristem is not the surviving entity or in case of sale of business of Pluristem, to which the subject matter of this Agreement relates, to a third party.

17.3.
No waiver. The failure or delay of a party to the Agreement to claim the performance of an obligation of the other party shall not be deemed a waiver of the performance of such obligation or of any future obligations of a similar nature. Expiration or termination of this Agreement shall not preclude either Party from (a) claiming any other damages, compensation or relief that it may be entitled to upon such expiration or termination, (b) any right to receive any amounts accrued under this Agreement prior to the expiration or termination date but which are unpaid or become payable thereafter and (c) any right to obtain performance of any obligation provided for in this Agreement which shall survive expiration or termination.

17.4.
Representation by Legal Counsel. Each Party represents that it has been represented by legal counsel in connection with this Agreement and acknowledges that it has participated in drafting this Agreement.  In interpreting and applying the terms and provisions of this Agreement, the Parties agree that no presumption shall exist or be implied against the Party which drafted such terms and provisions.

17.5.	Legal Costs. Each party shall bear its own legal expenses involved in the making of this Agreement.

17.6.	Expense Reimbursement. CHA shall reimburse Pluristem for it’s out of pocket expenses spent in connection with the Development Plan at the request of CHA.

17.7.
Taxes. Except as specifically provided otherwise in this Agreement, each Party shall bear and pay all of its own taxes arising under applicable laws in connection with the performance of this Agreement.

17.8.
Force Majeure. Neither party shall be held liable or responsible to the other party nor be deemed to have defaulted under or breached the Agreement for failure or delay in fulfilling or performing any term of this Agreement to the extent, and for so long as, such failure or delay is caused by or results from causes beyond the reasonable control of the affected party including but not limited to fires, earthquakes, floods, embargoes, wars, acts of war (whether war is declared or not), insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, acts of God or acts, omissions or delays in acting by any governmental authority provided that the nonperforming party uses commercially reasonable efforts to avoid or remove such causes of nonperformance and continues performance under this Agreement with reasonable dispatch whenever such causes are removed. The party affected by such circumstances shall promptly notify the other party in writing when such circumstances cause a delay or failure in performance and when they cease to do so.

17.9.
Counterparts. This Agreement may be executed in two or more counterparts (including counterparts transmitted by fax or by email), each of which shall be deemed to be an original, but all of which taken together shall be deemed to constitute one and the same instrument.

17.10.	Binding Effect. This Agreement shall be binding upon the parties once executed by both parties and shall enter into force and become effective as of the later of the signature dates.

17.11.
Partial Invalidity.  If any provision in this Agreement is found invalid or unenforceable, then the meaning of such provision will be construed, to the extent feasible, so as to render the provision enforceable while reflecting the intent of the Parties, and if no feasible interpretation would save such provision, the remainder of this Agreement shall will remain in full force and effect, and the invalid or unenforceable provision shall be replaced by a valid and enforceable provision that most nearly effects the Parties' intent in entering into this Agreement.

17.12.
Entire Agreement. This Agreement constitutes the full and complete agreement between the parties and supersedes any and all agreements or understandings, whether written or oral, concerning the subject matter of this Agreement, and may only be amended by a document signed by both parties.

18.	Notices

All notices and communications pursuant to this Agreement shall be made in writing and sent by facsimile or by registered mail or served personally at the following addresses:

Pluristem at:

Pluristem Ltd.
MATAM Advanced Technology Park, Building No. 20
Haifa 31905
Israel
Fax: +972- 74-710-8673 __________.
Email: Yaky@pluristem.com
Attn: Mr. Yaky Yanay, CFO

CHA Bio&Diostech at:
CHA Bio&Diostech
–606-16 Yeoksam-dong, Gangnam-gu, Seoul, Korea _
__Fax: +82 2 3468 3592__
Email: ykw@chamc.co.kr
Attn: _Kyung Wook Yoon, COO______________________

or such other address furnished in writing by one party to the other. Any notice served personally shall be deemed to have been received on the day of service, any notice sent by registered mail as aforesaid shall be deemed to have been received seven days after being posted by prepaid registered mail. Any notice sent by facsimile shall be deemed to have been received by the next business day after transmission.

IN WITNESS THE HANDS OF THE PARTIES

PLURISTEM LTD	CHA Bio&Diostech

By: /s/ Zami Aberman	By: /s/ Won S. Yang

Name: Zami Aberman	Name: Won S. Yang

Title: CEO and Chairman	Title: President and CEO

Date: June 26, 2013	Date: June 26, 2013

Schedule A- list of clinical indications

1.	Intermittent Claudication

2.	Critical Limb Ischemia (CLI) targeting patients with poor or no options available.

3.	Critical Limb Ischemia (CLI) targeting patients who have previously had thrombolysis treatment by pharmacological, mechanical and/or surgical means, or any combination thereof.

Schedule B- List of CHA Affiliates

Affiliate in the US
CHA Health Systems, Inc.
CHA Reproductive Managing Group
Stem Cell & Regenerative Medicine International, Inc.
CHA Biotech International, Inc.

Affiliates in Korea
CHA Vaccine Research Institute Co., Ltd
NEID Co., Ltd
Seoul CRO Co., Ltd
CHA CARES Co., Ltd
CMG Pharmaceutical Co., Ltd
CHA BIOMED Corp
SOLIDUS INVESTMENT Co., Ltd

Affiliates in China
HOLYOPTICS HOLDING Co., Ltd
DIOSTECH(Shanghai) Co., Ltd